EXHIBIT 10.1
EZCORP, INC.
CHANGE IN CONTROL SEVERANCE PLAN
Terms with their initial letters capitalized shall have the respective meanings ascribed to them in Article II below.
INTRODUCTON
The Board of Directors of EZCORP, Inc. considers the maintenance of a sound management to be essential to protecting and enhancing the best interests of the Company and its stockholders. In this connection, the Company recognizes that the possibility of a Change in Control may exist from time to time and that this possibility, and the uncertainty and questions it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Accordingly, the Board of Directors has determined that appropriate steps should be taken to encourage the continued attention and dedication of members of the Company’s management to their assigned duties without the distraction that may arise from the possibility of a Change in Control.
This Plan does not alter the status of Participants as at-will employees of the Company. Just as Participants remain free to leave the employ of the Company at any time, so too does the Company retain its right to terminate the employment of Participants without notice, at any time, for any reason. The Board of Directors believes, however, that, both prior to and at the time a Change in Control is anticipated or occurring, it is necessary to have the continued attention and dedication of Participants to their assigned duties without distraction, and this Plan is intended as an inducement for Participants’ willingness to continue to serve as employees of the Company (subject, however, to either party’s right to terminate such employment at any time). Therefore, should a Participant still be an employee of the Company at such time, the Company agrees that such Participant shall receive the severance benefits hereinafter set forth in the event the Participant’s employment with the Company terminates under the circumstances described below.
ARTICLE I
ESTABLISHMENT OF PLAN
As of June 2, 2014 (the “Effective Date”), the Company establishes the EZCORP, Inc. Change in Control Severance Plan, as set forth in this document (the “Plan”). The Plan is intended to be a top hat welfare benefit plan under ERISA.
ARTICLE II
DEFINITIONS
As used herein the following words and phrases shall have the respective meanings indicated below, unless the context clearly indicates otherwise.

2.1	Administrator — The Board of Directors or any other person or committee appointed by the Board of Directors to administer the Plan.

2.2	Affiliate — Any entity that controls, is controlled by or is under common control with the Company.

2.3
Annual Base Salary — With respect to any Participant, the annual base salary paid or payable to such Participant (including any base salary that is subject to deferral at the election of the Participant) by the Company or any of its Affiliates at the greater of (a) the rate in effect (or required to be in effect before any diminution that is a basis of the Participant’s termination for Good Reason) on the Date of Termination or (b) the rate in effect immediately prior to the Change in Control.

2.4
Annual Incentive Bonus — With respect to any Participant and Fiscal Year, the annual incentive bonus that may be earned by such Participant (including any amount thereof that would be deferred at the election of the Participant) pursuant to the ICP for such Fiscal Year.

2.5	Applicable Multiple —

(a)	With respect to any Participant who is an Executive Officer at the time of the Change of Control, two; and

(b)
With respect to any other Participant, the number or fraction (not less than one nor more than two) designated as the “Applicable Multiple” for such Participant by the Board of Directors at the time such Participant qualifies as a Participant or at any time while the Participant remains a Participant and as documented on Appendix A.

2.6	Benefits Continuation Period — With respect to any Participant, number of years (or fraction thereof) following the Date of Termination equal to the Participant’s Applicable Multiple.

2.7	Board of Directors — The Board of Directors of the Company.

2.8
Business Combination — A reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its Affiliates; a sale or other disposition of all or substantially all of the assets of the Company; or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries.

2.9	Cause — With respect to any Participant:

(a)	The Participant’s willful failure to perform Participant’s duties (other than any such failure resulting from incapacity due to physical or mental illness);

(b)	The Participant’s willful failure to comply with any valid and legal directive of the person or entity to whom the Participant reports;

(c)
The Participant’s conviction, or entering into a plea of either guilty or nolo contendere to, any felony or any misdemeanor involving material acts of moral turpitude, embezzlement, theft or other similar act;

(d)	The Participant’s willful engagement in gross misconduct in the performance of the Participant’s duties;

(e)	The Participant’s willful and material violation of any policy of the Company or any of its Affiliates (including the Company’s Code of Conduct); or

(f)	The Participant’s willful and material violation of the Protection of Sensitive Information, Nonsolicitation and Noncompetition Agreement between such Participant and the Company.

2.10	Change in Control — The occurrence of any of the following events:

(a)
Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of the Outstanding Company Voting Securities; provided, however, that, for purposes of this Section 2.10(a), the following acquisitions shall not constitute a Change in Control:

(i)	Any acquisition directly from the Company;

(ii)	Any acquisition by the Company;

(iii)	Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates; or

(iv)	Any acquisition pursuant to a transaction that complies with clause (i), (ii) or (iii) of Section 2.10(c);

(b)
Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director after the Effective Date and whose election, or nomination for election, was approved by a vote of a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board;

(c)	Consummation of a Business Combination, unless immediately thereafter:

(i)
All or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, at least 65% of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination (including an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities;

(ii)
No Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then-outstanding voting securities of the entity resulting from such Business Combination, except to the extent that such ownership existed prior to the Business Combination; or

(iii)
At least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; or

(d)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if the Incumbent Board approves the occurrence of any of the events in this Section 2.10(a)-(d) above, such occurrence will not constitute a Change in Control with regard to Separation Benefits payable pursuant to this Plan.

2.11	COBRA — The Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

2.12	Code — The Internal Revenue Code of 1986, as amended from time to time.

2.13	Company — EZCORP, Inc., a Delaware corporation, and any successor thereto.

2.14	Compensation Committee — The Compensation Committee of the Board of Directors.

2.15	Date of Termination —

(a)
If the Participant’s Employment is terminated by the Company for Cause, the date of the Participant’s receipt of the Notice of Termination from the Company or such later date specified in the Notice of Termination;

(b)
If the Participant’s Employment is terminated by the Participant for Good Reason, the date of the Company’s receipt of the Notice of Termination from the Participant or such later date specified in the Notice of Termination;

(c)	If the Participant’s Employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Participant of such termination;

(d)	If the Participant resigns without Good Reason, the date on which the Participant notifies the Company of such termination; and

(e)
If the Participant’s Employment is terminated by reason of the Participant’s death or Disability, the date of death of the Participant or the 30th day after receipt of the Notice of Termination by the Participant, as the case may be.

Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Participant experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”

2.16
Disability — With respect to any Participant, a condition such that the Participant by reason of physical or mental disability becomes unable to perform his or her normal duties for more than 180 days in the aggregate (excluding infrequent or temporary absence due to ordinary transitory illness) during any twelve-month period.

2.17	Effective Date — Has the meaning specified in Article I above.

2.18	Employment — With respect to any Participant, such Participant’s full-time employment with the Company or any of its Affiliates.

2.19	ERISA — The Employee Retirement Income Security Act of 1974, as amended from time to time.

2.20	Exchange Act — The Securities Exchange Act of 1934, as amended from time to time.

2.21	Executive Officer — An employee of the Company or any of its Affiliates who is designated by the Board of Directors as an “Executive Officer” of the Company.

2.22	Fiscal Year — A fiscal year of the Company, consisting of a period of twelve consecutive calendar months commencing October 1 and ending the following September 30.

2.23
Good Reason — With respect to any Participant, actions taken by the Company resulting in a material negative change in such Participant’s Employment, including any of the following actions taken without such Participant’s written consent:

(a)
The Participant is assigned duties materially inconsistent with such Participant’s position, duties, responsibilities and status with the Company during the 90-day period immediately preceding a Change in Control;

(b)
The Participant’s position, authority, duties or responsibilities are materially diminished from those in effect during the 90-day period immediately preceding a Change in Control (whether or not occurring solely as a result of the Company ceasing to be a publicly traded entity);

(c)
A material reduction in the Participant’s Annual Base Salary or total annual compensation opportunity from such Annual Base Salary or total annual compensation opportunity, as the case may be, as in effect at the time of the Change in Control or (if higher) at the Date of Termination in the event of a termination of Employment after a Change in Control;

(d)
The Company requires the Participant regularly to perform such Participant’s duties of Employment beyond a 50-mile radius from the location of the Participant’s Employment immediately prior to the Change in Control;

(e)	The Company fails to obtain a satisfactory agreement from any successor to assume and perform this Plan, as contemplated by Article V below; or

(f)	Any other action or inaction that constitutes a material breach by the Company of this Plan with respect to such Participant.

In order to invoke a termination of Employment for Good Reason, the Participant shall provide a Notice of Termination to the Company’s General Counsel within 90 days following the initial existence of any of the conditions described in clauses (a) through (f) above, which notice shall specify in reasonable detail the conditions constituting Good Reason. The Company shall have a period of 30 days following receipt of such Notice of Termination during which it may remedy the conditions cited in the Notice of Termination. In the event that the Company fails to remedy such conditions during such 30-day period, in order for the termination of Employment to constitute a termination for Good Reason, the Participant’s “separation from service” (within the meaning of Section 409A) must occur, if at all, on or before the later of (i) the second anniversary of the initial existence of any of the conditions constituting Good Reason or (ii) the second anniversary of the Change in Control. The Participant’s mental or physical incapacity following the occurrence of an event described above in clauses (a) through (f) above shall not affect the Participant’s ability to terminate employment for Good Reason and the Participant’s death following delivery of a Notice of Termination invoking a termination of

Employment for Good Reason shall not affect the Participant’s estate’s entitlement to Separation Benefits provided hereunder.

2.24	ICP — The EZCORP, Inc. Incentive Compensation Plan, pursuant to which Participants may earn annual incentive bonuses calculated as a multiple of Annual Base Salary.

2.25	Incumbent Board — The Board of Directors as constituted at the Effective Time (taking into consideration the proviso stated in Section 2.10(b)).

2.26	Independent Committee — Has the meaning specified in Section 8.2.

2.27
Notice of Termination — A written notice of the termination of a Participant’s Employment (whether given by the Company or by the Participant) that (a) indicates the specific termination provision in this Plan relied upon and (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of the Participant’s Employment under the provision so indicated. The failure by the Participant or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company, respectively, hereunder or preclude the Participant or the Company, respectively, from asserting such fact or circumstance in enforcing the Participant’s or the Company’s respective rights hereunder.

2.28	NQDCP — The EZCORP, Inc. Nonqualified Deferred Compensation Plan, pursuant to which Participants may defer a portion of their compensation.

2.29	Outstanding Company Voting Securities — At any time, the then-outstanding voting securities of the Company entitled to vote generally in the election of directors.

2.30	Participant — An individual who qualifies as such pursuant to Section 3.1.

2.31	Plan — Has the meaning specified in Article I above.

2.32	PPACA — The Patient protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder.

2.33
Qualifying Termination — With respect to any Participant, the termination of such Participant’s Employment either (a) by the Company for any reason other than Cause, death, Disability or retirement under a mandatory retirement policy of the Company or any of its Affiliates that is in effect at the Effective Time or is otherwise approved by the Incumbent Board or (b) by the Participant for Good Reason, so long as, in either case, such termination of Employment either (i) occurs after a Change in Control and on or prior to the second anniversary of the Change in Control or (ii) occurs prior to a Change in Control and the Participant demonstrates that such termination was requested or otherwise occurred in connection with a potential Change in Control. A Qualifying Termination that occurs prior to a Change in Control will be deemed to occur upon the occurrence of the Change in Control for purposes of the Plan.

2.34	Section 409A — Section 409A of the Code, and the rules and regulations issued thereunder.

2.35	Separation Benefits — The benefits described in Section 4.2 that are provided to Participants under this Plan.

2.36	Target Bonus — With respect to any Participant, the greater of the following amounts:

(a)
The amount of the Participant’s Annual Incentive Bonus (before any diminution thereof that is a basis for the Participant’s termination for Good Reason) for the Fiscal Year in which the Date of Termination occurs; or

(b)	The amount of the Participant’s Annual Incentive Bonus for the Fiscal Year in which the Change in Control occurs;

in either case, assuming that all Annual Incentive Bonuses under the ICP for such Fiscal Year are paid at “Target Amount,” as designated in the ICP for such Fiscal Year (annualized for any Fiscal Year during which the Participant was employed by the Company or any of its Affiliates for less than 12 full months).

ARTICLE III
ELIGIBILITY

3.1
Participation — At any time, the Participants shall consist of (a) each person who is then serving as an Executive Officer (unless the Board of Directors has specified that such person shall not be a Participant) and (b) each other employee of the Company or any of its Affiliates who has theretofore been designated by the Compensation Committee as a Participant. Eligible employees shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 404 of ERISA. Appendix A of this Plan document, as it may be updated from time to time by the Compensation Committee, shall at all times contain a current list of Participants. Notwithstanding the foregoing, if a Participant is eligible to receive severance benefits under another plan, agreement or arrangement maintained by the Company, the Participant shall only be entitled to receive severance benefits under this Plan or such other plan, agreement or arrangement, whichever provides the greatest cumulative benefit to the Participant. For the avoidance of doubt, in no event shall a Participant be entitled to receive a Separation Benefit under this Plan that would be duplicative of any other severance benefits for which a Participant is eligible under another plan, agreement or arrangement.

3.2
Duration of Participation — The Compensation Committee may remove a person as a Participant by providing written notice of removal to such person and updating Appendix A of this Plan document to remove such person from the list of Participants; provided, however, that no such removal shall be effective (a) during the two-year period following a Change in Control, (b) if effectuated in connection with a potential Change in Control or (c) at such time as the Participant is entitled to payment of a Separation Benefit or any other amounts payable under the Plan. Notwithstanding any other provision hereof to the contrary, a Participant who is entitled to payment of a Separation Benefit or any other amounts under the Plan shall remain a Participant in the Plan until the full amount of the Separation Benefit and any other amounts payable under the Plan have been paid to the Participant.

ARTICLE IV
SEPARATION BENEFITS

4.1
Terminations of Employment Which Give Rise to Separation Benefits — A Participant shall be entitled to Separation Benefits as set forth in Section 4.2 below if the Participant experiences a Qualifying Termination.

4.2	Separation Benefits —

(a)
If a Participant experiences a Qualifying Termination, then the Company shall pay to the Participant, in a lump sum in cash within 10 days after the Date of Termination, the aggregate of the following amounts, which benefits shall be in addition to any other benefits to which the Participant is entitled other than by reason of the Plan:

(i)	Unpaid salary with respect to any paid time off accrued but not taken as of the Date of Termination;

(ii)	Accrued but unpaid salary through the Date of Termination;

(iii)
Any earned but unpaid Annual Incentive Bonus for the Fiscal Year immediately preceding the Fiscal Year in which the Date of Termination occurs (unless the Participant has made an irrevocable election under any deferred compensation arrangement subject to Section 409A to defer any portion of such Annual Incentive Bonus, in which case any such deferred bonus shall be paid in accordance with such election);

(iv)	An amount equal to the Applicable Multiple times the Participant’s Annual Base Salary; and

(v)	An amount equal to the Applicable Multiple times the Participant’s Target Bonus.

(b)
If the Participant’s employment is terminated under circumstances that entitle the Participant to Separation Benefits under Section 4.2(a), the Company shall provide the Participant and the Participant’s eligible dependents with continued health care, dental and life insurance benefits under the Company’s health care, dental and life insurance benefits programs for the Benefits Continuation Period, which benefits shall be no less than those provided to the Participant and the Participant’s eligible dependents at the time of the Date of Termination or (if greater) at the time of the Change in Control; provided, however, that the Participant must comply with all terms and conditions of the applicable plans, including paying the necessary employee contributions; and provided further, however, that, if the Participant becomes reemployed with another employer and becomes eligible to receive health care, dental or life insurance benefits under another employer provided plan, the benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. Benefit continuation will be provided concurrently with any benefits required under COBRA. The difference between the cost for such benefits under COBRA and the amount of the necessary contributions that the Participant is required to pay for such coverage as provided above will be paid by the Company and considered imputed income to the Participant. The Participant is responsible for the payment of income tax due as a result of such imputed income. Notwithstanding the foregoing, if the Company’s providing benefit continuation hereunder would violate the nondiscrimination rules applicable to non-grandfathered plans or would result in imposition of penalties under PPACA, the Company may reform this Section 4.2(b) in a manner as is necessary to comply with PPACA.

(c)
The Participant shall not be required to mitigate the amount of any payment provided for in this Section 4.2 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4.2 be reduced by any compensation earned by the Participant as the result of employment by another employer or by retirement benefits paid by the Company after the Date of Termination, or otherwise, or by any set-off, counterclaim, recoupment or other claim, right or action the Company may have against the Participant or others.

ARTICLE V
EQUITY AWARDS
Notwithstanding the terms of the Company’s equity plans under which a Participant’s equity awards are granted or any applicable award agreements, if a Participant has a Qualifying Termination, then:

(a)
All of the Participant’s outstanding unvested time-based awards shall become fully vested and any restrictions thereon shall lapse and, in the case of stock options and stock appreciation rights, shall remain exercisable for the remainder of their full term; and

(b)	All of the Participant’s outstanding unvested equity awards with performance-based vesting shall be deemed achieved at target levels with respect to performance goals or other vesting criteria.
ARTICLE VI
DEFERRED COMPENSATION
Notwithstanding the terms under the Company’s NQDCP, if a Participant has a Qualifying Termination, then all Company contributions under the NQDCP will become fully vested.
ARTICLE VII
EXCISE TAXES
Notwithstanding anything to the contrary in this Plan, if a Participant is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Plan, together with any other payments and benefits which such Participant has the right to receive from the Company or any of its Affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Plan shall be either:

(a)
Reduced (but not below zero) so that the present value of such total amounts and benefits received by such Participant from the Company and its Affiliates will be one dollar ($1.00) less than three times such Participant’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by such Participant shall be subject to the excise tax imposed by Section 4999 of the Code or

(b)	Paid in full,

whichever produces the better net after-tax position to such Participant (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company or its Affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times such Participant’s base amount, then such Participant shall be required to immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Article V shall require the Company to be responsible for, or have any liability or obligation with respect to, such Participant’s excise tax liabilities under Section 4999 of the Code.
ARTICLE VIII
PLAN ADMINISTRATOR

8.1
Authority of the Administrator — The Plan shall be administered by the Compensation Committee. Subject to the express provisions of the Plan and applicable law, the Administrator will have the authority, in its sole and absolute discretion, to:

(a)	Adopt, amend, and rescind administrative and interpretive rules and regulations related to the Plan,

(b)	Delegate its duties under the Plan to such agents as it may appoint from time to time, and

(c)
Make all other determinations, perform all other acts and exercise all other powers and authority necessary or advisable for administering the Plan, including the delegation of those ministerial acts and responsibilities as the Administrator deems appropriate.

The Administrator shall have complete discretion and authority with respect to the Plan and its application except to the extent that discretion is expressly limited by the Plan. The Administrator may correct any defect, supply any omission, or reconcile any inconsistency in the Plan in any manner and to the extent it deems necessary or desirable to carry the Plan into effect, and the Administrator will be the sole and final judge of that necessity or desirability. The determinations of the Administrator on the matters referred to in this Section 8.1 will be final and conclusive; provided, however, that in the event that no Independent Committee is appointed as described in Section 8.2 below, any determination by the Compensation Committee of whether “Cause” or “Good Reason” exists shall be subject to de novo review.

8.2
Independent Committee — In the event of an impending Change in Control, the Compensation Committee may appoint one or more persons (including members of the Compensation Committee) to a separate committee (the “Independent Committee”) to administer the Plan effective upon the occurrence of a Change in Control and such Independent Committee shall not be removed or modified following a Change in Control, other than at its own initiative.

ARTICLE IX
CLAIMS FOR BENEFITS

9.1
Initial Claim — In the event that a Participant or his estate claims (a “claimant”) to be eligible for a payment under the Plan, or claims any other rights under the Plan, such claimant must complete and submit such claim forms and supporting documentation as will be required by the Administrator, in its sole and absolute discretion. In connection with the determination of a claim, or in connection with review of a denied claim, the claimant may examine the Plan and any other pertinent documents generally available to Participants that are specifically related to the claim. A written notice of the disposition of any such claim will be furnished to the claimant within ninety (90) days after the claim is filed with the Administrator. Such notice will refer, if appropriate, to pertinent provisions of the Plan, will set forth in writing the reasons for denial of the claim, if a claim is denied (including references to any pertinent provisions of the Plan), and, where appropriate, will describe any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary. If the claim is denied, in whole or in part, the claimant will also be notified of the Plan’s claim review procedure and the time limits applicable to such procedure.

9.2
Request for Review — Within ninety (90) days after receiving written notice of the Administrator’s disposition of the claim, the claimant may file with the Administrator a written request for review of his claim. In connection with the request for review, the claimant will be entitled to be represented by counsel and will be given, upon request and free of charge, reasonable access to all pertinent documents for the preparation of his claim. If the claimant does not file a written request for review within ninety (90) days after receiving written notice of the Administrator’s disposition of the claim, the claimant will be deemed to have accepted the Administrator’s written disposition, unless the claimant was physically or mentally incapacitated so as to be unable to request review within the ninety (90) day period.

9.3
Decision on Review — After receipt by the Administrator of a written application for review of an initial claim determination, the Administrator will review the claim taking into account all comments, documents, records and other information submitted by the claimant regarding the claim without regard to whether such information was considered in the initial benefit determination. The Administrator will notify the claimant of its decision by delivery via certified or registered mail to the claimant’s last known address. A decision on review of the claim will be made by the Administrator within forty-five (45) days of receipt of the written request for review. If special circumstances require an extension of the forty-five (45) day period, the Administrator will so notify the claimant and a decision will be rendered within ninety (90) days of receipt of the request for review. In any event, if a claim is not determined by the Administrator within ninety (90) days of receipt of written submission for review, it will be deemed to be denied. The decision of the Administrator will be provided to the claimant as soon as possible but no later than five (5) days after the benefit determination is made. The decision will be in writing and will include the specific reasons for the decision presented in a manner calculated to be understood by the claimant and will contain references to all relevant Plan provisions on which the decision was based. Such decision will also advise the claimant that he may receive upon request, and free of charge, reasonable access to and copies of all documents, records and other information relevant to his claim and will inform the claimant of his right to file a civil action under Section 502(a) of ERISA, in the case of an adverse decision regarding his appeal. The decision of the Administrator will be final and conclusive.

9.4	Exhaustion of Administrative Remedies —The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:

(a)
No claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and

(b)
In any such legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

ARTICLE X
DURATION, AMENDMENT AND TERMINATION

10.1
Duration — Unless earlier terminated pursuant to Section 10.2, if a Change in Control has not occurred, the Plan shall expire three years from the Effective Date, unless the Board of Directors, prior to the third anniversary of the Effective Date, determines to extend the Plan for an additional period not to exceed three years. If a Change in Control occurs while the Plan is in effect, the Plan shall continue in full force and effect for at least two years following such Change in Control, and shall not terminate or expire until after all Participants who become entitled to any payments or benefits hereunder shall have received such payments and benefits in full.

10.2
Amendment or Termination — The Company reserves the right to amend, modify, suspend or terminate the Plan at any time by action of a majority of the Board of Directors; provided, however, that no such amendment, modification, suspension or termination that has the effect of reducing or diminishing the right of any Participant shall be effective without the written consent of such Participant for a period of two years following the Change in Control if adopted after a Change in Control or in anticipation of a Change in Control. Any amendment, modification, suspension or termination of this Plan adopted after a Change in Control or in anticipation of a Change in Control shall not affect the right of any Participant to payments or benefits to be paid or provided as a result of events that occur prior to the second anniversary of the Change in Control.

10.3
Procedure for Extension, Amendment or Termination — Any extension, amendment or termination of this Plan by the Board of Directors in accordance with this Article VI shall be made by action of the Board of Directors in accordance with the Company’s charter and by-laws and applicable law.

ARTICLE XI
MISCELLANEOUS

11.1
Taxes —The Company is authorized to withhold from any payments made hereunder amounts of withholding and other taxes due or potentially payable in connection therewith and to take such other action as the Company may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made under this Plan.

11.2
No Assignment — No interest of any Participant or spouse of any Participant or any other beneficiary under this Plan, or any right to receive payment hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, a Participant or spouse of a Participant or other beneficiary, including for alimony.

11.3	Unfunded Obligation — All benefits due a Participant under this Plan are unfunded and unsecured and are payable out of general assets of the Company.

11.4
Effect on Other Plans, Agreements and Benefits — Except to the extent expressly set forth herein, any benefit or compensation to which a Participant is entitled under any agreement between the Participant and the Company or any of its Affiliates or under any plan maintained by the Company or any of its Affiliates in which the Participant participates or participated shall not be modified or lessened in any way, but shall be payable according to the terms of the applicable plan or agreement, and adoption of the Plan by the Company will not be construed as creating any limitations on the power of the Company to adopt such other incentive arrangements as it may deem desirable. Notwithstanding the foregoing, any benefits received by a Participant pursuant to the Plan shall be in lieu of any severance benefits to which the Participant would otherwise be entitled under any general severance policy or other severance plan maintained by the Company for its management personnel and, upon consummation of a Change in Control, Participants in the Plan shall in no event be entitled to participate in any such severance policy or other severance plan maintained by the Company for its management personnel. In the event of a Participant’s termination of Employment entitling the Participant to Separation Benefits under Section 4.2, any non-competition or non-solicitation provisions applicable to the Participant with respect to the Company or any of its Affiliates shall cease to apply as of the Participant’s Date of Termination.

11.5
Notice — For the purpose of the Plan, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when actually delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed (in the case of notice to the Company) to the Company’s General Counsel at the Company’s corporate headquarters address or (in the case if notice to a Participant) to the Participant at the last address of the Participant on the Company’s books and records.

11.6
Employment Status — This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation for the Participant to remain an Employee or change the status of the Participant’s employment or the policies of the Company and its Affiliates regarding termination of employment.

11.7
Validity and Severability — The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.8
Successors — The Plan shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business or assets of the Company to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to the Company, all of the obligations of the Company under the Plan. As used herein, the term “Company” shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid that assumes and agrees to perform the Plan by operation of law, written agreement or otherwise. It is a condition of the Plan, and all rights of each person eligible to receive benefits under the Plan shall be subject hereto, that no right or interest of any such person in the Plan shall be assignable or transferable in whole or in part, except by operation of law, including lawful execution, levy, garnishment, attachment, pledge, bankruptcy, alimony, child support or qualified domestic relations order.

11.9
Clawback —Notwithstanding any provisions in the Plan to the contrary, any compensation, payments, or benefits provided hereunder, whether in the form of cash or otherwise, shall be subject to a clawback to the extent necessary to comply with the requirements of any applicable law, including but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Section 304 of the Sarbanes Oxley Act of 2002, or any regulations promulgated thereunder, or any policy adopted by the Company pursuant to any such law (whether in existence as of the Effective Date or later adopted).

11.10	Section 409A —

(a)
General — The Plan is intended to comply with the requirements of Section 409A or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A, shall in all respects be administered in accordance with Section 409A. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of Section 409A. All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under Section 409A. In no event may the Participant, directly or indirectly, designate the calendar year of any payment under this Plan.

(b)
In-Kind Benefits and Reimbursements — Notwithstanding anything to the contrary in this Plan, all reimbursements and in-kind benefits provided under the Plan shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Participant’s lifetime (or during a shorter period of time specified in the Plan), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, except, if such benefits consist of the reimbursement of expenses referred to in Section 105(b) of the Code, a maximum, if provided under the terms of the plan providing such medical benefit, may be imposed on the amount of such reimbursements over some or all of the period in which such benefit is to be provided to the Participant as described in Treasury Regulation Section 1.409A-3(i)(iv)(B), (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, provided that the Participant shall have submitted an invoice for such fees and expenses at least ten days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)
Delay of Payments — Notwithstanding any other provision of this Plan to the contrary, if the Participant is considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to the Participant under this Plan during the six-month period following the Participant’s separation from service (as determined in accordance with Section 409A) on account of the Participant’s separation from service shall be accumulated and paid to the Participant on the first business day after the date that is six months following the Participant’s separation from service. No interest will be paid by the Company with respect to any such delayed payments. If the Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative of the Participant’s estate on the first to occur of the date specified above or 30 days after the date of the Participant’s death.

11.11	Governing Law — The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Delaware, without reference to principles of conflict of law, except to the extent pre-empted by Federal law.

(SIGNATURE PAGE FOLLOWS)

This Change in Control Severance Plan is hereby adopted as of the Effective Date specified above.
EZCORP, INC.
By:         /s/ Thomas H. Welch, Jr.
Name:    Thomas H. Welch, Jr.
Title:    Senior Vice President,
General Counsel and Secretary